Exhibit 5.1

555 Eleventh Street, N.W., Suite 1000 Washington, D.C. 20004-1304 Tel: +1.202.637.2200 Fax: +1.202.637.2201 www.lw.com
December 8, 2021 Embark Technology, Inc. 424 Townsend Street San Francisco, CA 94107	FIRM / AFFILIATE OFFICES Austin Beijing Boston Brussels Century City Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London Los Angeles Madrid	Milan Moscow Munich New York Orange County Paris Riyadh San Diego San Francisco Seoul Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Re: Embark Technology, Inc. – Registration Statement on Form S-1

To the addressee set forth above:

We have acted as special counsel to Embark Technology, Inc., a Delaware corporation (the “Company”), in connection with its filing on the date hereof with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (as amended, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration of (i) the resale of (a) 351,747,359 shares of the Company’s Class A common stock, par value $0.0001 per share (the “Class A common stock”), comprising of 183,422,675 shares of Class A common stock issued in connection with the Merger (as defined in the Registration Statement) (the “Resale Shares), 1,342,353 shares of Class A common stock reserved for issuance upon the exercise of options to purchase Class A common stock (the “Option Shares”) issuable under the Embark Trucks Inc. Amended and Restated 2016 Plan (the “Plan”), 50,550,140 shares of Class A common stock reserved for issuance upon the settlement of restricted stock units (“RSU Shares” and together with the Option Shares, the “Equity Award Shares”) issuable under the Plan, 9,353,330 shares of Class A common stock issuable to certain holders of warrants to purchase the Company’s Class A common stock upon exercise thereof (the “Private Warrant Shares”), and 87,078,981 shares of Class A common stock issuable to holders of the Company’s Class B common stock (the “Conversion Shares”) upon conversion thereof and 20,000,000 shares of the Company’s Class A common stock issued in connection with a private placement consummated in connection with the Merger (as defined in the Registration Statement) (the “Private Placement Shares”), and (b) the issuance of an aggregate of up to 9,353,330 private placement warrants to purchase Class A common stock (the “Private Placement Warrants”) of which 6,686,667 were originally issued in a private placement in connection with the initial public offering of Northern Genesis Acquisition Corp. II (the “IPO”), 2,000,000 of which were issued in connection with the cancellation of certain loans from the Sponsor (as defined in the Registration Statement) and 666,663 of which were issued in connection with a private placement consummated in connection with the Merger (as defined in the Registration Statement), in each case, by the selling securityholders named in the Registration Statement and (ii) the issuance by the Company of (a) up to 13,133,337 shares (the “Public Warrant Shares” and, together with the Private Warrant Shares, the “Warrant Shares”) of Class A common stock upon the exercise of warrants to purchase shares of Class A common stock (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”) issued in connection with the IPO, (b) the Private Warrant Shares, (c) Equity Award Shares and (e) the Conversion Shares. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to

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the contents of the Registration Statement or related prospectus or prospectus supplement (collectively, the “Prospectus”) other than as expressly stated herein with respect to the issue of the Resale Shares, the Warrant Shares, the Private Placement Warrants, the Option shares, the RSU Shares and the Conversion Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”) and, with respect to the opinions set forth in numbered paragraph 2 below, the internal laws of the State of New York, and we express no opinion with respect to the applicability thereto, or the effect thereon, of the laws of any other jurisdiction or, in the case of Delaware, any other laws, or as to any matters of municipal law or the laws of any local agencies within any state.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1.	The Resale Shares and the Private Placement Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable.
2.	The Private Placement Warrants are the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
3.

When the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of or on behalf of the Warrant holders and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the Warrant Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

4.

When the Equity Award Shares have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the recipients thereof, and have been issued by the Company in the circumstances contemplated by and pursuant to the Plan and assuming in each case that the individual issuances, grants or awards under the Plan are duly authorized by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of applicable law and the Plan (and the agreements and awards duly adopted thereunder and in accordance therewith), the issue and sale of the Equity Award Shares will have been duly authorized by all necessary corporate action of the Company and will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all

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applicable notice requirements regarding uncertificated shares provided in the DGCL.

5.

When issued upon conversion of the applicable Class B Shares in accordance with the terms of the Second Amended and Restated Certificate of Incorporation of the Company dated November 10, 2021, the Conversion Shares will have been duly authorized by all necessary corporate action of the Company, and the Conversion Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

Our opinions set forth in numbered paragraph 2 are subject to: (i) the effect of bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors; (ii) the effect of general principles of equity, whether considered in a proceeding in equity or at law (including the possible unavailability of specific performance or injunctive relief), concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which a proceeding is brought; and (iii) the invalidity under certain circumstances under law or court decisions of provisions providing for the indemnification of or contribution to a party with respect to a liability where such indemnification or contribution is contrary to public policy. We express no opinion as to (a) any provision for liquidated damages, default interest, late charges, monetary penalties, make-whole premiums or other economic remedies to the extent such provisions are deemed to constitute a penalty, (b) consents to, or restrictions upon, governing law, jurisdiction, venue, arbitration, remedies, or judicial relief, (c) waivers of rights or defenses, (d) any provision requiring the payment of attorneys’ fees, where such payment is contrary to law or public policy, (e) the creation, validity, attachment, perfection, or priority of any lien or security interest, (f) advance waivers of claims, defenses, rights granted by law, or notice, opportunity for hearing, evidentiary requirements, statutes of limitation, trial by jury or at law, or other procedural rights, (g) waivers of broadly or vaguely stated rights, (h) provisions for exclusivity, election or cumulation of rights or remedies, (i) provisions authorizing or validating conclusive or discretionary determinations, (j) grants of setoff rights, (k) proxies, powers and trusts, (l) provisions prohibiting, restricting, or requiring consent to assignment or transfer of any right or property, and (m) the severability, if invalid, of provisions to the foregoing effect.

With your consent, we have assumed (a) that the Warrants and the warrant agreement, dated January 12, 2021, between the Company and Continental Stock Transfer & Trust Company, as warrant agent, relating to the Warrants, have been duly authorized, executed and delivered by the parties thereto other than the Company, (b) that such securities constitute or will constitute legally valid and binding obligations of the parties thereto other than the Company, enforceable against each of them in accordance with their respective terms and (c) that the status of the Warrants as legally valid and binding obligations of the parties will not be affected by any (i) breaches of, or defaults under, agreements or instruments, (ii) violations of statutes, rules, regulations or court or governmental orders or (iii) failures to obtain required consents, approvals or authorizations from, or to make required registrations, declarations or filings with, governmental authorities.

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This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP